CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-26305 on Form N-1A of our report dated June 28, 2022, relating to the financial statements and financial highlights of BlackRock Defensive Advantage Emerging Markets Fund, BlackRock Defensive Advantage International Fund, and BlackRock Defensive Advantage U.S. Fund of BlackRock FundsSM (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the period ended April 30, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 22, 2022